EXHIBIT 12

MERCURY FINANCE COMPANY

RATIO OF EARNINGS TO FIXED CHARGES

Year Ended December 31 (dollars in thousands)

                                     1998       1997       1996       1995      1994
                                   ---------  ---------  ---------  --------  --------
Net income/(loss)                  $(53,570)  $(74,193)  $(28,968)  $ 74,129  $ 86,545

Added fixed charges:
  Cost of Borrowing                  38,593     86,529     64,789     57,303    39,375
  One-third of rentals                1,222      1,524      1,464      1,370     1,056
                                   --------   --------   --------   --------  --------

  Total fixed charges:             $ 39,815   $ 88,053   $ 66,253   $ 58,673  $ 40,431
                                   ========   ========   ========   ========  ========

  Provisions/(credits) for
    income taxes:
  Federal                          $  4,100   $(15,276)  $(18,604)  $ 38,895  $ 46,797
  State                               1,900       (974)    (1,811)     7,084     7,648
                                   --------   --------   --------   --------  --------

  Total income taxes               $  6,000   $(16,250)  $(20,415)  $ 45,979  $ 54,445
                                   ========   ========   ========   ========  ========

  Total "earnings" (net income/
    (loss), fixed charges and
    income taxes)                  $(18,110)  $ (2,390)  $ 16,870   $178,781  $181,421
                                   ========   ========   ========   ========  ========

Ratio of "earnings" to fixed
  charges (Note 1)                        -          -          -       3.05      4.49
                                   ========   ========   ========   ========  ========

Deficiency of fixed charges
  coverage (Note 1)                $ 57,934   $ 90,443   $ 49,383        N/A       N/A
                                   ========   ========   ========   ========  ========

Note 1.

SEC Regulation S-K requires the disclosure of the ratio of earnings to fixed charges except where the ratio falls below 1, then the deficiency shall be disclosed in dollar terms.